Exhibit 10.27

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into by and between HANCOCK FABRICS, INC., a Delaware corporation (“Company”), and JANE F. AGGERS (“Executive”) as of December 15, 2004.

WHEREAS, Company wishes to employ Executive as Chief Executive Officer ("CEO") and upon the terms and conditions hereinafter set forth, and Executive desires to serve in such capacities upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Position and Duties. From December 15, 2004 through January 30, 2005, the Company agrees to employ Jane F. Aggers as a consultant, with salary at the rate of $37,500 per month, and benefits as provided for in Paragraphs 2 and 3 of Enclosure 1 to this Agreement. Commencing on the Effective Date, Executive shall be employed by Company as President and CEO, reporting to Company’s Board of Directors (the “Board”). As its CEO, Executive agrees to devote her full business time, energy and skill to her duties at Company. These duties shall include all those duties customarily performed by a CEO as well as any duties as may be reasonably determined and specified in the future by the Board. During the term of Executive’s employment, Executive shall be permitted to serve on boards of directors of for-profit or not-for-profit entities provided that the Board has approved such service in writing, and only so long as such service does not adversely affect the performance of Executive’s duties to Company under this Agreement. If the Board requests Executive to resign from such position at any time, Executive shall resign immediately. Executive has been elected to the Board as of the Effective Date.

Section 2. Term of Employment. Executive's employment with Company pursuant to this Agreement shall commence on the Effective Date, and this Agreement shall remain in effect for a period of three (3) years from the Effective Date and will on each anniversary date of the Effective Date be automatically extended for additional one (1) year periods, unless either party provides written notice prior to such anniversary date that it does not agree to such automatic extension (the "Term"). Any other extension or modification of this Agreement shall be subject to future agreement by the parties. Upon the termination of Executive’s employment for any reason, neither party shall have any further obligation or liability under this Agreement to the other, except as explicitly set forth herein.

Section 3. Compensation. Executive shall be compensated by Company for her services as follows:

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(a)            Base Salary. As CEO, Executive shall be paid a monthly Base Salary of $37,500 per month ($450,000 on an annualized basis), subject to all applicable withholding, in accordance with Company’s normal payroll procedures. Executive’s Base Salary shall be in effect during the Term of this Agreement and in the sole discretion of the Company may be increased from time to time during the Term of this Agreement.

(b)           Benefits. Executive shall have the right, on the same basis as other employees of Company, to participate in and to receive benefits under any of Company’s employee benefit plans, as such plans may be modified from time to time. In addition, Executive shall be entitled to the specific benefits set out on Enclosure 1, which is attached hereto and incorporated herein by reference.

(c)            Performance Bonuses. Executive shall have the opportunity to earn a performance bonus in accordance with Company’s Bonus Plan (the "Bonus Plan"), as such plan may be modified or supplanted over time. For the fiscal year ending January 2006, Executive shall be paid a guaranteed bonus of $225,000, payable during the first calendar quarter of 2006, concurrently with the payment of other management bonuses for such fiscal year. Bonus criteria for Executive for years after the fiscal year ending January 2006 shall be established by the Board in consultation with Executive.

Section 4. Equity Compensation Grants. All equity compensation grants, including, but not limited to, stock options and restricted stock (“Equity Grants”) shall be governed by the terms of an agreement setting forth the terms and conditions of the Equity Grant. The initial Equity Grants for Executive are set out on Enclosure 2, which is attached hereto and incorporated herein by reference. Notwithstanding any other provision to the contrary contained in any agreement evidencing any current or future Equity Grant, each such agreement shall be deemed to include each of the additional provisions set forth below. The rights provided by this Section 4 shall be in addition to any rights granted to Executive under any such agreement. In the event of an inconsistency or conflict between the provisions of this Section 4 or Section 5 and another agreement or plan of the Company, the provisions of this Section 4 or Section 5, as applicable, shall apply and be given priority.

(a)            Acceleration of Equity Compensation Vesting Upon Non-Assumption. In the event of a Change in Control, each Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and exercisable immediately prior to but conditioned upon the consummation of the Change in Control, except to the extent that the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), (A) assumes or continues in effect Company’s rights and obligations under such Equity Grant, (B) substitutes for such Equity Grant a substantially equivalent right for the Acquiror’s stock or (C) replaces such Equity Grant with a cash incentive program pursuant to which Executive is to be paid for each share of Company’s common stock that is subject to such option or award immediately prior to the consummation of the Change in Control and in accordance with the same vesting schedule applicable to such Equity Grant (including any subsequent acceleration of vesting determined under any other Section of this Agreement) an amount equal to the excess of the fair market value of the consideration paid by the Acquiror for each share of the common

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stock of Company outstanding immediately prior to the consummation of the Change in Control over the per share exercise price of such option.

(b)           Acceleration of Equity Compensation Grant Vesting Upon an Involuntary Termination During a Change in Control Period. If Executive’s employment with Company terminates as a result of an Involuntary Termination During a Change in Control Period, then each Equity Grant held by Executive, to the extent then outstanding, (i) shall become fully vested and exercisable (and any forfeiture provision shall lapse) in full as of the later of (x) the date of termination of Executive’s employment or (y) the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms and (ii) shall remain exercisable in full until the earlier of (x) the expiration of a period of three (3) months following the date on which Executive’s employment terminated or (y) the expiration of the term of such Equity Grant.

(c)            Acceleration of Equity Compensation Grant Vesting Upon Death. If Executive’s employment with Company terminates due to Executive’s death, then each Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and exercisable (and any forfeiture provision shall lapse) in full as of the date of Executive’s death. The Equity Grants shall be exercisable by the estate of Executive in accordance with the time periods and procedures set forth in the Equity Grant agreement.

Section 5. Effect of Termination of Employment.

(a)            Voluntary Termination, Death or Disability. In the event of Executive’s voluntary termination from employment with Company, Executive shall be entitled to no compensation or benefits from Company other than those earned under Section 3 through the date of her termination, plus one year of Base Salary and one year of the medical and health insurance benefits described in paragraph 3 of Enclosure 1, which amounts shall be payable monthly during such twelve-month period, and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested, or would have continued to vest for the Benefit of Executive had Executive not been terminated , through the date one (1) year after the date of Executive's termination. In the event that Executive’s employment terminates as a result of her death or disability, Executive shall be entitled to a pro-rata share of the Bonus provided for in Section 3(c) (presuming performance meeting target performance goals) in addition to all compensation and benefits earned under Section 3 through the date of termination.

(b)           Termination for Cause. If Executive’s employment is terminated by Company for Cause, Executive shall be entitled to no compensation or benefits from Company other than those earned under Section 3 through the date of her termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of her termination. In the event that Company terminates Executive’s employment for Cause, Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that Company contends that the termination is for Cause shall constitute a

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waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be a termination without Cause. However, if, within thirty (30) days following the termination, Company first discovers facts that would have established Cause, and those facts were not known by Company at the time of the termination, then Company shall provide Executive with written notice, including the facts establishing that the purported Cause was not known at the time of the termination, and Company will pay no severance.

(c)            Involuntary Termination Without Cause During Change in Control Period. If Executive’s employment with Company terminates as a result of an Involuntary Termination During a Change in Control Period, then, in addition to any other benefits described in this Agreement, Executive shall receive the following:

(i)            all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment;

(ii)           a pro-rata share of the Bonus provided for in Section 3(c) if, and only to the extent that, Company has met its target performance objectives for the year to date;

(iii)          a lump sum payment equivalent to three (3) years’ Base Salary (as it was in effect immediately prior to the Change in Control);

(iv)          a lump sum payment equivalent to three (3) times the bonus paid under the Bonus Plan for the year immediately prior to the year in which the Change in Control occurred;

(v)           reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by Company for a period of the earlier of: (i) three (3) years; or (ii) the time Executive begins alternative employment. It shall be the obligation of Executive to inform Company that new employment has been obtained; and

(vi)          in addition to the benefits described above (the “Change in Control Severance Benefits”), a tax equalization payment, which shall be in an amount which, when added to the other amounts payable, will place Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statute of similar import, did not apply to any of the Change in Control Severance Benefits. The amount of this tax equalization payment shall be determined by Company’s independent accountants and shall be payable to Executive at the same time as the other severance payments under this Section 5. The Compensation Committee of the Board of Directors will review the appropriateness of any such payment for each calendar year beginning after January 1, 2006 and will determine whether to maintain this provision by resolution adopted on or before December 31 of the preceding year. In the event no such resolution is adopted, this equalization payment provision will remain in effect. However, in the event that the Change in Control Severance Benefits exceed the minimum amount required to impose the excise tax penalty of Section 4999 of the Code (the “Threshold 280G Amount”) by an amount equal to or less than ten percent (10%) of the Threshold 280G Amount, then the Change in

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Control Severance Benefits shall be reduced so that they total $1.00 less than the Threshold 280G Amount.

The amount payable to Executive under subsections (ii) through (iv), above, shall be paid to Executive in a lump sum on the later of thirty (30) days following the later of Executive’s termination of employment or the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms. The amounts payable under subsection (v) shall be paid monthly during the reimbursement period, provided that Executive has executed the Release and any revocation period has run.

(d)           Involuntary Termination Without Cause in Not in a Change in Control Period. In the event that Executive’s employment with Company terminates during the Term as a result of an Involuntary Termination Not in a Change in Control Period, then Executive shall receive the following benefits:

(i)            all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment;

(ii)           the Base Salary due Executive through the remaining Term of this Agreement, which amounts shall be payable monthly during the remaining portion of such Term;

(iii)         a pro-rata share of the Bonus provided for in Section 3(c) if, and only to the extent that, Company has met its target performance objectives for the year to date;

(iv)          reimbursement, payable monthly, for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by Company for a period of the earlier of: (i) the remaining Term of this Agreement, or (ii) the time Executive begins alternative employment. It shall be the obligation of Executive to inform Company that new employment has been obtained;

(v)           the Equity Grants shall continue in force and shall vest for the benefit of Executive during the remaining Term of this Agreement, notwithstanding any language to the contrary in any Equity Grant or any applicable plan of the Company.

(e)            Resignation from Positions. In the event that Executive’s employment with Company is terminated for any reason, on the effective date of the termination Executive shall simultaneously resign from each position she holds on the Board and/or the board of directors of any of Company’s affiliated entities and any position Executive holds as an officer of Company or any of Company’s affiliated entities.

Section 6. Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)            "Applicable Termination Anniversary" shall mean (i) in the event of an Involuntary Termination During a Change in Control Period, the date three (3) years after the

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date of termination or (ii) in the event of an Involuntary Termination Not in a Change in Control Period, the remaining Term of this Agreement, or (iii) in the event of voluntary termination by Executive, the date two (2) years after the date of termination.

(b)           "Business" shall mean (i) the retail and wholesale fabric business, (ii) the business of selling fabrics, yarn and related accessories to sewing, knitting, quilting and home decorating retail customers and at wholesale to independent retailers, and (iii) any other commercial enterprise conducted by Company during the term of this Agreement.

(c)	“Cause” shall mean any of the following:

(i)            Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any employment or Company records;

(ii)           Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or commission of an act that involves moral turpitude;

(iii)	Executive’s intentional failure to perform stated duties;

(iv)          Executive’s improper disclosure of Company’s confidential or proprietary information;

(v)           any breach by Executive of Company’s Insider Trading Policy (as it may be amended from time to time);

(vi)          any material breach by Executive of Company’s Code of Business Conduct and Ethics (as it may be amended from time to time), which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on Company’s reputation or business; or

(vii)        any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from Company.

(d)	“Change in Control” shall mean the occurrence of any of the following events:

(i)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing (x) more than fifty percent (50%) of the total combined voting power represented by Company’s then outstanding voting securities other than the acquisition of Company’s Common Stock by a Company-sponsored employee benefit plan or through the issuance of shares sold directly by Company to a single acquiror, or (y) less than fifty percent (50%) of the total combined voting power represented by Company’s then outstanding voting securities, but in connection with the

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person’s acquisition of securities the person acquires the right to terminate the employment of all or a portion of Company’s management team;

(ii)           Company is party to a merger or consolidation which results in the holders of the voting securities of Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii)         a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(iv)          effectiveness of an agreement for the sale, lease or disposition by Company of all or substantially all of Company’s assets.

The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of Company, which, in the aggregate, would result in a Change of Control, are related, and their determination shall be final, binding and conclusive.

(e)            “Change in Control Period” shall mean the period commencing on the earlier of: (i) sixty (60) days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two (2) year anniversary date of the consummation of the Change in Control.

(f)             "Confidential Information" shall mean all non-public information respecting Company's business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, financing plans and personnel, but excluding information (i) that is currently known to Executive concerning the industry generally or the Company, based on Executive's extensive experience in the industry, and (ii) that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of Executive).

(g)	“Effective Date” shall mean January 31, 2005.

(h)           “Good Reason During a Change in Control Period” shall mean any of the following conditions, first occurring during a Change in Control Period:

(i)            a decrease in Executive’s Base Salary and/or a decrease in Executive’s potential performance Bonus (as a multiple of Executive’s Base Salary) under the Bonus Plan or employee benefits other than (x) as part of any across-the-board reduction applying to all senior

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executives and (y) not resulting in those senior executives receiving lesser benefits than similarly situated executives of an acquiror;

(ii)           a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against those immediately prior to such change. For purposes of this subsection, in addition to any other change in title, authority, responsibilities or duties, the following changes shall not constitute an event of “Good Reason During a Change in Control Period”: (i) an individual who held a position in an independent, publicly held company prior to the Change in Control holds a position in a subsidiary company following the Change in Control; and (ii) an individual who reported directly to the Non-Executive Chairman or Board of Directors of a publicly held company prior to the Change in Control reports to an individual or entity that is not, respectively, the Non-Executive Chairman or Board of Directors of a publicly held company.

(iii)         the relocation of Executive’s principal workplace to a location that is greater than fifty (50) miles from Executive's original workplace or from any workplace to which Executive has voluntarily relocated;

(iv)          any material breach by Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v)           any failure of Company to obtain the assumption of this Agreement by any successor or assign of Company; or

(vi)          any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in subsection (vii) of the definition of "Cause."

(i)            “Good Reason Not in a Change in Control Period” shall mean any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:

(i)            a decrease in Executive’s total cash compensation opportunity (adding Base Salary and Bonus) of greater than 20%;

(ii)           a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against those immediately prior to such change. For purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or

(iii)         any material breach by Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

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(j)            “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(k)           “Involuntary Termination During a Change in Control Period ” shall mean the occurrence of either of the following during a Change in Control Period:

(i)            termination by Company of Executive’s employment with Company for any reason other than Cause; or

(ii)           Executive’s resignation from employment for Good Reason During a Change in Control Period within six (6) months following the occurrence of the event constituting Good Reason During a Change in Control Period that has not been cured.

For the purposes of any determination regarding the existence of Good Reason During a Change in Control Period hereunder, any claim by Executive that Good Reason During a Change in Control Period exists shall be presumed to be correct unless Company establishes to the Board that Good Reason During a Change in Control Period does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership. The effective date of any Involuntary Termination During a Change in Control Period shall be the date of notification to Executive of the termination of employment by Company or the date of notification to Company of the resignation from employment by Executive for Good Reason During a Change in Control Period.

(l)            “Involuntary Termination Not in a Change in Control Period ” shall mean the occurrence of either of the following occurring outside a Change in Control Period:

(i)            termination by Company of Executive’s employment with Company for any reason other than Cause; or

(ii)           Executive’s resignation from employment for Good Reason Not in a Change in Control Period within six (6) months following the occurrence of the event constituting Good Reason Not in a Change in Control Period that has not been cured.

For the purposes of any determination regarding the existence of Good Reason Not in a Change in Control Period hereunder, Executive shall bear the burden of demonstrating that an event of Good Reason Not in a Change in Control Period has occurred. Only the Board, acting by simple majority, may determine that an event of Good Reason Not in a Change in Control Period has occurred; the Board must act within five (5) business days of such notification, or Executive’s claim shall be deemed valid. The effective date of any Involuntary Termination Not in a Change in Control Period shall be the date of notification to Executive of the termination of employment

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by Company or the date of notification to Company of the resignation from employment by Executive for Good Reason Not in a Change in Control Period.

(m)          “Release” shall mean a general release of all known and unknown claims against Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in a form reasonably acceptable to Company.

Section 7. Confidentiality; Non-Compete; Non-Solicitation; Nondisparagement.

(a)            While employed by Company and through the appropriate Applicable Termination Anniversary, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for her own account, or for the account of any other person or entity, without the prior written consent of Company or except as required by law. This confidentiality covenant has no temporal or geographical restriction. Upon termination of this Agreement, Executive shall promptly supply to Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to her term of employment, and shall not retain any copies thereof.

(b)           Executive acknowledges that her services are of special, unique and extraordinary value to Company. Accordingly, Executive shall not at any time prior to the Applicable Termination Anniversary (i) become an employee, consultant, officer, partner, director, guarantor or financier, directly or indirectly, of any entity or organization engaged in the Business which competes, directly or indirectly, with Company (or any of its affiliates) or (ii) whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit, hire or encourage any employee of Company (or any of its affiliates) to leave the employment of Company (or any of its affiliates). For purposes of this Section 7(b) the parties agree that the following entities or their affiliates or successors: A.C. Moore Arts & Crafts, Inc., Jo-Ann Stores, Inc., Calico Corners, Inc. or Michaels Stores, Inc. shall be deemed to be engaged in a Business which competes with the Company. Executive agrees that the provisions of this Section 7(b) are reasonable. Company and Executive agree that twenty percent (20%) (the "Non-Compete Payment") of any payment to Executive pursuant to Section 5(c) or 5(d) is specifically attributable to the provisions contained in this Section 7(b). Should a court determine that any provision of this Section 7(b) is unreasonable, either in period of time or otherwise, the parties hereto agree that such covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. Company and Executive acknowledge that, should a court determine that the entire covenant not to compete contained in Section 7(b) is unenforceable, there will have been a failure of consideration for the Non-Compete Payment. In such an event, Executive agrees to repay immediately to Company the entire Non-Compete Payment.

(c)            During the Term of this Agreement and thereafter, Executive and the Company each agree not to make any untruthful or disparaging statements, written or oral, about the other party, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or each party's business

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practices, operations or personnel policies and practices to any of Company's customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

(d)           Company and Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, Executive and Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which Company may be entitled at law or in equity. If Executive violates any of the restrictive covenants contained in Section 7 in connection with or following an Involuntary Termination During a Change in Control Period or an Involuntary Termination Not in a Change in Control Period, Executive shall be required to repay to Company the greater of the Non-Compete Payment or a prorated portion of all payments made to Executive pursuant to Section 5(c) or 5(d) (prorated in monthly increments based on the number of whole and fractional months remaining until the Applicable Termination Anniversary). The provisions of this Section 7 shall survive any termination of this Agreement and Executive's term of employment. The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 7.

Section 8. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), but excluding any claims or disputes relating to or arising out of Section 7 of this Agreement, Executive and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Lee County, Mississippi, in accordance with its National Employment Dispute Resolution rules, but provided that the Company agrees to pay in full the reasonable costs of such arbitration. Executive acknowledges that by accepting this arbitration provision she is waiving any right to a jury trial in the event of such dispute. Any claim or dispute relating to or arising out of Section 7 of this Agreement may be adjudicated in a state or federal court having jurisdiction of such claim or dispute, and the parties agree, without limitation, that Lee County, Mississippi is a proper place for any such suit.

Section 9. Attorneys’ Fees. The prevailing party in any dispute or claim relating to or arising out of this Agreement that is not resolved, for whatever reason, through the dispute resolution process of Section 8 shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration, action or other proceeding brought to enforce any right arising out of this Agreement.

Section 10. General.

(a)            Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive

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in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by her or any rights which she may have pursuant to the terms and provisions of this Agreement.

(b)           Amendments; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)            Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or her address by written notice to the other in accordance with this Paragraph.

Mailed notices to Executive shall be addressed as follows:

Ms. Jane F. Aggers

Hancock Fabrics, Inc.

One Fashion Way

Baldwyn, MS 38824

Mailed notices to Company shall be addressed as follows:

Hancock Fabrics, Inc.

One Fashion Way

Baldwyn, MS 38824

Attention: Non-Executive Chairman

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

165 Madison Avenue, Suite 2000

Memphis, TN 38103

Attention: Samuel D. Chafetz, Esq.

(d)           Entire Agreement. This Agreement constitutes the entire employment agreement between Executive and Company regarding the terms and conditions of her employment, with the exception of any stock option, restricted stock or other Company stock-based award agreements between Executive and Company to the extent not modified by this Agreement. This Agreement (including the stock-based award agreements described in the preceding sentence) supersedes all prior negotiations, representations or agreements between Executive and Company, whether written or oral, concerning Executive’s employment by Company.

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(e)            Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f)            Counterparts. This Agreement may be executed by Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g)           Headings. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h)           Savings Provision. To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i)            Construction. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j)             Further Assurances. From time to time, at Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k)           Governing Law. Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Mississippi.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

HANCOCK FABRICS, INC.

By: /s/ Wellford L. Sanders, Jr._____

Name: Wellford L. Sanders, Jr.

Title: Director

EXECUTIVE

/s/ Jane F. Aggers____

Name: Jane F. Aggers

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ENCLOSURE 1

Benefits of Executive

1.              The following relocation costs for Executive and her family shall be advanced or reimbursed by the Company upon the presentation by Executive of invoices and other normal confirming documents:

(a)	moving expenses from her current residence in Chagrin Falls, Ohio to the area of the Company's executive offices;

(b)           realtor fees on the sale of Executive's current residence at 16500 Heatherwood Lane, Chagrin Falls, Ohio 44023;

(c)            temporary living expenses of Executive for up to six (6) months in the area of the Company's executive offices;

(d)           commuting costs of Executive and her husband for up to two round trip flights, including parking, taxis, rental car and other reasonable expenses related to such travel, per month for up to three months from Executive's current residence in Chagrin Falls, Ohio to Baldwyn, Mississippi.

2.              An automobile allowance of Seven Hundred Fifty ($750) Dollars per month during the Term of the Agreement.

3.              Major medical, hospitalization, and life insurance coverage as generally provided by the Company to its employees from time to time during the Term of this Agreement.

4.              Indemnification by the Company of the Executive for any claims, or liabilities incurred by Executive serving as a director or executive officer of the Company or its subsidiaries during the Term of this Agreement, which obligation shall be in the form of indemnity agreement generally provided by the Company to its directors and executive officers.

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ENCLOSURE 2

Equity Grants

Employment Inducement Awards:

1.              The grant by the Company to Executive of stock options to purchase 100,000 shares of Company common stock at an exercise price of $9.44, which is the fair market value on the date of grant.

2.              The restricted grant by Company to Executive of 100,000 shares of Company common stock, in accordance with the standard terms and conditions for such restricted grants of common stock by the Company.

3.	Each of the grants above shall be made as of December 15, 2004.

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